Exhibit 99.1

STONE ENERGY CORPORATION

Announces Sale of Non-Core GOM Shelf Properties

LAFAYETTE, LA. June 30, 2014

Stone Energy Corporation (NYSE: SGY) today announced a definitive agreement to sell its non-core Gulf of Mexico (GOM) conventional shelf properties to Talos Energy Offshore LLC for $200 million in cash and assumed future undiscounted abandonment liabilities estimated at approximately $117 million. These properties represented production volumes of approximately 57 MMcfe per day for the first quarter of 2014 (58% natural gas). The estimated proved reserves associated with these properties represented approximately 9% of Stone’s year end 2013 estimated proved reserves. Stone will retain an option for a 50% working interest in the deep drilling rights on the properties.

Chairman, President and Chief Executive Officer David H. Welch stated, “The sale of our non-core GOM shelf properties will allow us to further focus our efforts on GOM deep water, gulf coast deep gas and Appalachian projects, which we have targeted for our growth. We also retained the right to drill deep gas prospects on the divested properties. Our remaining conventional GOM shelf properties will consist of two core operated fields currently producing approximately 6,000 boe per day (86% oil), which will allow us to better focus our human capital and financial capital. Together with the sale of our two onshore south Louisiana properties in late 2013 and first quarter 2014, we have sold approximately $300 million in non-core GOM shelf properties with over $140 million in future undiscounted abandonment liabilities.”

The effective date will be April 1, 2014, and the transaction is expected to close by early August 2014, subject to customary closing conditions and adjustments. After the closing of this transaction, Stone will be providing updated 2014 guidance, which will adjust for the proposed divestiture. Scotia Waterous acted as the financial advisor to Stone on this transaction.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston, Texas and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration and development of properties in the Deep Water Gulf of Mexico, Appalachia and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including the timing and closing of the transaction, future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.